Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 3, 2024, XOMA Corporation (the “Company” or XOMA”) completed the previously announced acquisition (“Transaction”) of Kinnate Biopharma Inc. (“Kinnate”), pursuant to an Agreement and Plan of Merger, dated as of February 16, 2024 (the “Merger Agreement”), by and among Kinnate, the Company and XRA 1 Corp (“XRA”), a wholly owned subsidiary of XOMA.

Under the terms of the Merger Agreement, the Company acquired Kinnate through a tender offer for (i) $2.5879 in cash per share of Kinnate common stock, plus (ii) one non-transferable contractual contingent value right (“CVR”) per share of Kinnate common stock. The aggregate cash consideration paid by the Company upon completion of the tender offer was $122.7 million, exclusive of transaction related fees. The Company financed the acquisition with cash on hand. Following the merger, XRA merged with and into Kinnate, and Kinnate continued as the surviving corporation in the merger and a wholly owned subsidiary of the Company.

The presentation of the unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives effect to the Transaction as if it had occurred on March 31, 2024. The presentation of the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and year ended December 31, 2023 reflects the combined results of operations as if the Transaction had occurred on January 1, 2023, the beginning of the Company’s 2023 fiscal year. The unaudited pro forma condensed combined financial statements include adjustments that reflect the accounting for the Transaction in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The unaudited pro forma condensed combined financial information, including the notes thereto, was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

The historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2024;

•

The historical unaudited condensed consolidated financial statements of the Company as of and for the three months ended March 31, 2024 included in its Quarterly Report on Form 10-Q filed with the SEC on May 9, 2024;

•	The historical audited consolidated financial statements of Kinnate as of and for the year ended December 31, 2023 included in its Annual Report on Form 10-K filed with the SEC on March 28, 2024; and

•

The historical unaudited condensed consolidated financial statements of Kinnate as of and for the three months ended March 31, 2024 included as Exhibit 99.2 in the Company Current Report on Form 8-K/A to which this Exhibit 99.5 is attached.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by XOMA using the acquisition method of accounting in accordance with U.S. GAAP. XOMA has been treated as the acquirer in the Transaction for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of results that would have occurred had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to be indicative of the future financial position or operating results of the combined operations and does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Transaction.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2024

(in thousands)

	XOMA Historical	Kinnate Historical	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$136,225	$151,298	$(122,646)	A	$155,960
			(8,917)	B
Short-term restricted cash	160	—			160
Short-term equity securities	413	—			413
Trade and other receivables, net	3	—			3
Short-term royalty and commercial payment receivables	9,819	—			9,819
Prepaid expenses are other current assets	270	2,628	682	B	3,580

Total current assets	146,890	153,926	(130,881)		169,935
Long-term restricted cash	6,016	—			6,016
Property and equipment, net	40	—			40
Operating lease right-of-use assets	364	791	(791)	B	364
Long-term royalty and commercial payment receivables	65,577	—			65,577
Exarafenib milestone asset	—	—	2,922	B	2,922
Other assets – long term	533	27	(27)	B	533

Total assets	$219,420	$154,744	$(128,777)		$245,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,515	$115	$(114)	B	$1,516
Accrued and other liabilities	1,299	4,139	(2,108)	B	6,946
			3,616	D
Contingent consideration under RPAs, AAAs, and CPPAs	3,000	—			3,000
Operating lease liabilities	55	361	(39)	B	377
Unearned revenue recognized under units-of-revenue method	2,159	—			2,159
Preferred stock dividend accrual	1,368	—			1,368
Current portion of long-term debt	6,144	—			6,144

Total current liabilities	15,540	4,615	1,355		21,510
Unearned revenue recognized under units-of-revenue method – long term	6,692	—			6,692
Long-term operating lease liabilities	319	505	(3)	B	821
Exarafenib milestone contingent consideration	—	—	2,922	B	2,922
Long-term debt	114,528	—			114,528

Total liabilities	137,079	5,120	4,274		146,473

Stockholders’ equity:
Series A perpetual preferred stock	49	—			49
Series B perpetual preferred stock	—	—			—
Convertible preferred stock	—	—			—
Common stock	87	5	(5)	C	87
Additional paid-in capital	1,314,036	534,720	(534,720)	C	1,314,036
Accumulated other comprehensive loss	—	(5)	5	C	—
Accumulated deficit	(1,231,831)	(385,096)	(122,646)	A	(1,215,258)
			(6,789)	B
			534,720	C
			(3,616)	D

Total stockholders’ equity	82,341	149,624	(133,051)		98,914

Total liabilities and stockholders’ equity	$219,420	$154,744	$(128,777)		$245,387

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2024

(in thousands, except per share data)

	XOMA Historical	Kinnate Historical	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenues:
Revenue from contracts with customers	$1,000	$—	$—		$1,000
Revenue recognized from units-of-revenue method	490	—			490

Total revenues	1,490	—	—		1,490

Operating expenses:
Research and development	33	4,075			4,108
General and administrative	8,461	8,782			17,243
Restructuring costs	—	2,316			2,316
Gain on sale of research program assets	—	(1,830)			(1,830)

Total operating expenses	8,494	13,343	—		21,837

Loss from operations	(7,004)	(13,343)			(20,347)
Interest expense	(3,551)	—			(3,551)
Other income (expense), net	1,960	259			2,219

Loss before income taxes	(8,595)	(13,084)	—		(21,679)
Income tax benefit	—	—			—

Net loss	$(8,595)	$(13,084)	$—		$(21,679)

Less: accumulated dividends on Series A and Series B preferred stock	(1,368)				(1,368)
Net loss attributable to common stockholders, basic and diluted	$(9,963)				$(23,047)

Basic and diluted net loss per share attributable to common stockholders	$(0.86)				$(1.99)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	11,580				11,580

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except per share data)

	XOMA Historical	Kinnate Historical	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenues:
Revenue from contracts with customers	$2,650	$—	$—		$2,650
Revenue recognized from units-of-revenue method	2,108	—			2,108

Total revenues	4,758	—			4,758

Operating expenses:
Research and development	143	90,767			90,910
General and administrative	25,606	28,241	3,616	BB	57,463
Impairment charges	15,828	—			15,828
Arbitration settlement costs	4,132	—			4,132
Amortization of intangible assets	897	—			897
Restructuring costs	—	2,168			2,168

Total operating expenses	46,606	121,176	3,616		171,398

Loss from operations	(41,848)	(121,176)	(3,616)		(166,640)
Interest expense	(569)	—			(569)
Gain on the acquisition of Kinnate	—	—	20,189	AA	20,189
Other income (expense), net	1,586	8,527			10,113

Loss before income taxes	(40,831)	(112,649)	16,573		(136,907)
Income tax benefit	—	—			—

Net loss	$(40,831)	$(112,649)	$16,573		$(136,907)

Less: accumulated dividends on Series A and Series B preferred stock	(5,472)				(5,472)
Net loss attributable to common stockholders, basic and diluted	$(46,303)				$(142,379)

Basic and diluted net loss per share attributable to common stockholders	$(4.04)				$(12.41)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	11,471				11,471

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction

On February 16, 2024, the Company entered into the Merger Agreement with Kinnate and XRA pursuant to which the Company acquired Kinnate through a tender offer for (i) $2.5879 in cash per share of Kinnate common stock, plus (ii) one CVR per share of Kinnate common stock. The merger closed on April 3, 2024 (the “Merger Closing Date”), and XRA merged with and into Kinnate. Following the merger, Kinnate continued as the surviving corporation in the merger and a wholly owned subsidiary of the Company.

Each Kinnate CVR represents the right to receive potential payments pursuant to the terms and subject to the conditions of the Contingent Value Rights Agreement, dated April 3, 2024 (the “CVR Agreement”), by and among the Company, XRA, a right agent and a representative of the CVR holders. On February 27, 2024, Kinnate sold Exarafenib and related IP to Pierre Fabre Medicament, SAS (“Pierre”) for an upfront cash consideration of $0.5 million and contingent consideration of $30.5 million upon the achievement of certain specified milestones (“Exarafenib Sale”). Kinnate CVR holders will be entitled to 100% of any further net proceeds from the Exarafenib Sale until the fifth anniversary of the Merger Closing Date, together with 85% of net proceeds, if any, from any license or other disposition of any or all rights to any product, product candidate or research program active at Kinnate as of the closing that occurs within one year of the Merger Closing Date, in each case subject to and in accordance with the terms of the CVR Agreement.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X, as amended. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives effect to the Transaction as if it had been consummated on March 31, 2024. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and the year ended December 31, 2023 give effect to the Transaction as if it had been consummated on January 1, 2023.

The financial statements included in the unaudited pro forma condensed combined financial information have been prepared in accordance with U.S. GAAP. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that reflect the accounting for the Transaction in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by the Company. The accounting policies of Kinnate have been determined to be similar in all material respects to the Company’s accounting policies. As a result, no adjustments for accounting policy differences have been reflected in the unaudited condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared with the expectation that the Transaction will be treated as an asset acquisition, with the Company treated as the accounting acquirer. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. The screen test was not expected to be met. As no substantive processes are being acquired, Kinnate is not expected to meet the definition of a business. As such, the Transaction is expected to be treated as an asset acquisition. As the fair value of net assets acquired is expected to exceed the total purchase consideration of the asset acquisition, a bargain purchase gain is expected to be recognized.

The unaudited pro forma condensed combined financial information is subject to change and is not necessarily indicative of the results that would have been achieved had the acquisition completed as of the dates indicated or that may be achieved in future periods. The Company believes its calculation of fair value recognized for the assets acquired is based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

3.	Preliminary Purchase Consideration

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase consideration of approximately $125.6 million, which consists of the following (in thousands):

Closing cash payment	$122,646
Estimated fair value of the Exarafenib milestone contingent consideration (1)	2,922

Total purchase consideration	$125,568

(1)

The fair value of the Exarafenib milestone contingent consideration was estimated using a probability-weighted discounted cash flow model for the amounts payable to Kinnate CVR holders under the CVR Agreement upon the achievement of certain specified milestones associated with the Exarafenib Sale.

A preliminary allocation of the total purchase consideration, as shown above, to the acquired assets and assumed liabilities of Kinnate is as follows (in thousands):

Cash and cash equivalents	$142,381
Prepaid expenses and other current assets	3,310
Exarafenib milestone asset	2,922
Accounts payable	(1)
Accrued and other liabilities	(2,031)
Operating lease liabilities	(322)
Long-term operating lease liabilities	(502)

Net assets acquired	$145,757

Reconciliation of net assets acquired to total purchase consideration:
Net assets acquired	$145,757
Less: Gain on the acquisition of Kinnate	(20,189)

Total purchase consideration	$125,568

The allocation of the estimated purchase consideration is based on a preliminary estimate of the fair value of assets acquired and liabilities assumed as of the closing date of the Transaction.

4.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of March 31, 2024 are as follows:

(A)	Represents closing cash payment of $122.7 million.

(B)	Represents the adjustment to the carrying value of the Kinnate assets acquired and liabilities assumed based on the preliminary purchase price allocation per Note 3.

(C)	To eliminate Kinnate’s historical stockholders’ equity balances, including the accumulated deficit.

(D)

Represents non-recurring post Transaction compensation expense consisting of severance and other separation benefits in connection with the termination of certain employees of Kinnate. Certain Kinnate employees are entitled to severance benefits pursuant to either employment agreements or other change in control arrangements that include double-trigger provisions upon the closing of the Transaction and the termination of employment, which occurred concurrent with the closing date. The amount is accrued in the pro forma condensed combined balance sheet and reflected as an adjustment to accrued and other liabilities and to accumulated deficit in the pro forma condensed combined balance sheet as of March 31, 2024.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and the year ended December 31, 2023 are as follows:

(AA)	Represents a one-time bargain purchase gain on the acquisition of Kinnate as the total fair value of the net assets acquired exceeded the total purchase consideration.

(BB)

Represents a one-time post Transaction compensation expense relating to severance and other separation benefits in connection with the termination of certain employees of Kinnate. The amount is reflected as a general and administrative expense in the pro forma combined statement of operations for the year ended December 31, 2023.